Exhibit 99.01

DexCom Inc. Reports 2007 Financial Results

SAN DIEGO - (BUSINESS WIRE-March 11, 2008) - DexCom, Inc. (Nasdaq:DXCM) today reported its financial results for the year ended December 31, 2007.

Revenues totaled $4.6 million for the year ended December 31, 2007, an increase of over 113% from the $2.2 million in revenues reported during 2006. For the quarter ended December 31, 2007, revenues totaled $1.5 million compared to $1.2 million in revenues for the third quarter of 2007. The Company reported a net loss of $12.2 million and $45.9 million for the three and twelve months ended December 31, 2007, compared to $11.1 million and $46.6 million for the same periods in 2006. Basic and diluted net loss per share was $0.43 and $1.62 for the three and twelve months ended December 31, 2007 compared to $0.39 and $1.71 for the three and twelve months ended December 31, 2006.

Cost of sales totaled $12.7 million for the year ended 2007 compared to $11.0 million for 2006. The increase in cost of sales was primarily due to supporting additional product sales and an increase in fixed overhead spending. Research and development expense decreased by $3.3 million to $16.1 million for the year ended 2007, compared to $19.4 million for 2006. Changes in research and development expense included lower development, clinical, and regulatory costs. Selling, general, and administrative expenses increased $1.3 million to $22.4 million for the year ended 2007, compared to $21.1 million in 2006. The increase in selling, general and administrative expense was primarily due to additional sales related costs offset by lower marketing costs. As of December 31, 2007, the Company had $64.3 million in cash and marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (888) 240-9345 (US/Canada) or (913) 312-0957 (International) and use the participant code “4723030” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development, and commercialization of continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ending December 31, 2007, as filed with the Securities and Exchange Commission on March 11, 2008.

FOR MORE INFORMATION:

Steven R. Pacelli

Senior Vice President of Corporate Affairs

(858) 200-0200

www.dexcom.com

DEXCOM, INC.

BALANCE SHEETS

(In thousands – except per share data)

	As of December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$23,115	$18,167
Short-term marketable securities, available-for-sale	41,208	36,341
Accounts receivable, net	215	120
Inventory	1,139	1,413
Prepaid and other current assets	1,614	1,315

Total current assets	67,291	57,356
Property and equipment, net	6,649	6,118
Restricted cash	914	1,079
Other assets	2,405	—

Total assets	$77,259	$64,553

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,535	$2,764
Accrued payroll and related expenses	2,537	1,558
Current portion of long-term debt	1,375	908

Total current liabilities	8,447	5,230
Other liabilities	666	377
Long-term debt, net of current portion	61,031	2,118
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding, respectively, at December 31, 2007 and December 31, 2006, respectively.	—	—
Common stock, $0.001 par value, 100,000 authorized; 28,778 and 28,624 shares issued and outstanding at December 31, 2007, and 28,164 shares issued and outstanding at December 31, 2006	29	28
Additional paid-in capital	183,325	187,162
Accumulated other comprehensive income	13	12
Accumulated deficit	(176,252)	(130,374)

Total stockholders’ equity	7,115	56,828

Total liabilities and stockholders’ equity	$77,259	$64,553

DEXCOM, INC.

STATEMENTS OF OPERATIONS

(In thousands – except per share data)

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$1,528	$835	$4,627	$2,170
Cost of sales	3,655	3,398	12,736	10,959

Gross margin	(2,127)	(2,563)	(8,109)	(8,789)
Operating expenses
Research and development	4,397	3,930	16,131	19,419
Selling, general and administrative	5,653	5,264	22,436	21,111

Total operating expenses	10,050	9,194	38,567	40,530
Operating loss	(12,177)	(11,757)	(46,676)	(49,319)
Interest income <expense>, net	(52)	683	798	2,720

Net loss	$(12,229)	$(11,074)	$(45,878)	$(46,599)

Basic and diluted net loss per share	$(0.43)	$(0.39)	$(1.62)	$(1.71)

Shares used to compute basic and diluted net loss per share	28,401	28,118	28,313	27,236